CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our reports dated April 22, 2005 on the financial statements and financial highlights of Nicholas-Applegate International All-Cap Growth Fund (formally the “Duncan –Hurst International Growth Fund”), a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2005 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
July 25, 2005